CONTACT

Edward Wong, Financial Controller
011-852-2810-7205 or fc@chrb.com

FOR IMMEDIATE RELEASE

                    CHINA RESOURCES DEVELOPMENT'S SUBSIDIARY
                  ACQUIRES AN ADDITIONAL 3.34% EQUITY INTEREST
                   IN HAINAN SUNDIRO MOTORCYCLE COMPANY LTD.,
                  CHINA'S FIFTH LARGEST MOTORCYCLE MANUFACTURER

HONG KONG, August 15, 2000 - CHINA RESOURCES DEVELOPMENT, INC. (NASDAQ: CHRB), a company based in the People's Republic of China (PRC), today announced that it has acquired, through its 61%-owned subsidiary, Hainan Zhongwei Agricultural Resources Company Ltd. ("HARC"), for U.S.$8,166,000, an additional 3.34% of the outstanding shares of Hainan Sundiro Motorcycle Company Ltd. ("Sundiro"), the fifth largest motorcycle manufacturer in the PRC and a publicly-traded company on the Shenzhen Stock Exchange. After the said purchase, HARC now owns approximately 8.7% of the total share capital of Sundiro. The Company anticipates that its increased ownership interest in Sundiro will help it to establish a stronger relationship with one of the most profitable and largest motorcycle manufacturers in the PRC, and the Company is hopeful that the investment will be accretive to its operating results due to dividend income expected to be received from Sundiro.

Pursuant to the Stock Purchase Agreement between HARC and Hainan Guilinyang State Farm ("Guilinyang"), a wholly owned subsidiary of Hainan Farming Bureau, HARC purchased 24,587,200 Sundiro legal person shares at Rmb2.75 (US$0.33) per share from Guilinyang. The purchase price represents an approximate 70% discount to Sundiro's recent closing price of Rmb9.2 (US$1.1) per share.

The Company today also announced its operating results for the second quarter ended June 30, 2000. Financial results are preliminary and unaudited; however, management believes that all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For the second quarter ended June 30, 2000, net sales and net loss were $280,000 and $264,000, respectively, compared to net sales of nil and net income of $28,000, respectively, for the corresponding period in 1999. The Company approved a business restructuring in early 2000 which resulted in the discontinuation of its natural rubber business and the materials and supplies procurement business effective January 1, 2000. Accordingly, net sales of the rubber and procurement businesses for the second quarter of 1999 were included in discontinued operations and totaled $10 million. Net sales for the second quarter of 2000 represented net sales from the Company's new lines of business, namely, supermarket operations and processing and sale of timber, which are still in the start-up phase.

David Ching, the Chairman of the Board of China Resources Development, Inc., said, "Sundiro is a growing and profitable company, and the Board considers this investment to be an excellent long-term investment which should provide the company with both accretive return and other business opportunities."

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China Resources Development, Inc., with offices in Hong Kong and the Hainan
Province of the PRC, through a subsidiary, owns a 61% interest in Hainan Zhongwei Agricultural Resources Company Ltd. ("HARC"), the former leading distributor of natural rubber in China. Pursuant to a restructuring agreement dated March 3, 2000, the natural rubber business and the materials and supplies procurement business of HARC were ceased effective January 1, 2000. The Company has contemplated setting up several new lines of business as part of the restructuring. Currently, the Company has set up two lines of business, namely, supermarket operations and processing and sale of timber.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, competitive pressures from within the motorcycle industry, quarterly fluctuations in results, dividend income receivable, the management of growth, market dynamics and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Although the Company's management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.